CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 5 to the Registration Statement on Form S-1 of White Mountain Titanium Corporation (No. 333-148644) of our report dated March 17, 2011, with respect to the consolidated balance sheets of White Mountain Titanium Corporation as at December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows and stockholders’ equity (deficiency)  for each of the years in the three year period ended December 31, 2010, and the cumulative period from inception (November 13, 2001) through December 31, 2010, and to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Smythe Ratcliffe LLP

Chartered Accountants

Vancouver, Canada
May 2, 2011